Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Spartan 500 Index Fund of our report dated April 17, 2012 on the financial statements and financial highlights included in the February 29, 2012 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts April 25, 2012